Exhibit 99.1

Contacts:

Vincent Zanna

Chief Financial Officer & Treasurer

(212) 209-8090

Allison Malkin / Joe Teklits

ICR, Inc.

(203) 682-8200

Winnie Lerner

Finsbury

(646) 805-2010

J.CREW GROUP, INC. ANNOUNCES FOURTH QUARTER AND FISCAL 2019 RESULTS

EXTENDS TRANSACTION SUPPORT AGREEMENT WITH AD HOC GROUP OF CREDITORS

NEW YORK, March 2, 2020 — J.Crew Group, Inc. (the “Company”) today announced financial results for the three months and fiscal year ended February 1, 2020.

Fourth Quarter highlights:

•	Total revenues increased 2% to $747.2 million. Comparable company sales increased 3% following an increase of 9% in the fourth quarter last year.
•	J.Crew sales decreased 2% to $516.8 million. J.Crew comparable sales increased 1% following an increase of 6% in the fourth quarter last year.
•	Madewell sales increased 13% to $178.1 million. Madewell comparable sales increased 9% following an increase of 22% in the fourth quarter last year.
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Gross margin increased to 38.3% from 22.4% in the fourth quarter last year. During the fourth quarter of fiscal 2018, the Company recorded a charge of $39.3 million for expected losses on the disposition of excess merchandise inventories.

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Selling, general and administrative expenses were $246.2 million, or 33.0% of revenues, compared to $227.7 million, or 31.0% of revenues, in the fourth quarter last year. This year includes transaction, transformation and severance costs of $18.1 million and a benefit of $1.0 million related to the lease termination payment in connection with our corporate headquarters relocation. Last year includes severance, transformation and transaction costs of $10.8 million and a benefit of $6.6 million related to the aforementioned lease termination payment. Excluding these items, selling, general and administrative expenses were $229.1 million, or 30.7% of revenues, compared to $223.5 million, or 30.5% of revenues, in the fourth quarter last year.

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Operating income was $39.4 million compared with an operating loss of $64.2 million in the fourth quarter last year. The fourth quarter this year reflects the impact of transaction and transformation costs. The fourth quarter last year reflects the impact of excess inventory write-downs.

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Net income was $1.5 million compared with a net loss of $74.4 million in the fourth quarter last year. The fourth quarter this year reflects the impact of transaction and transformation costs. The fourth quarter last year reflects the impact of excess inventory write-downs.

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Adjusted EBITDA increased $113.7 million to $81.8 million from an Adjusted EBITDA loss of $31.9 million in the fourth quarter last year. An explanation of the manner in which the Company uses Adjusted EBITDA and a reconciliation to comparable GAAP measures are included in Exhibit (3).

Michael J. Nicholson, President, Chief Operating Officer, commented, “Our fourth quarter and full year results reflect exciting progress at J.Crew, driven by strong gross margin performance and the accelerated benefits from our multi-year cost optimization program, as well as continued growth at Madewell. I am proud of the team’s accomplishments this year. As a result of this strong performance, we now have an opportunity to broaden our exploration of strategic alternatives in support of our objectives to maximize value, position the Company for long-term growth and deleverage our balance sheet. As such, we have reached an agreement with certain term loan and security holders to amend the previously announced transaction support agreement, which will allow us additional time to thoroughly assess all alternatives, including the separation of J.Crew and Madewell into two independent companies and a potential IPO of Madewell.”

Jan Singer, Chief Executive Officer, commented, “I echo Mike’s sentiment on congratulating the team for executing our strategy with discipline in 2019, which led to a significant increase in profitability, and, importantly, a more efficient and stronger operating platform from which to grow. Since joining J.Crew, I have been constantly impressed by the caliber of this talented team and the passion they all possess for this iconic brand. I am enthusiastic about the opportunities that lie ahead for this business, as I bring my perspective for developing product, brand experiences, and teams towards evolving our brand strategy and driving long-term profitable growth with the consumer at the center.”

Fiscal 2019 highlights:

•	Total revenues increased 2% to $2,540.1 million. Comparable company sales increased 2% following an increase of 6% last year.
•	J.Crew sales decreased 4% to $1,707.7 million. J.Crew comparable sales decreased 1% following an increase of 2% last year.
•	Madewell sales increased 14% to $602.4 million. Madewell comparable sales increased 10% following an increase of 25% last year.
•	Gross margin increased to 38.0% from 33.6% last year.
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Selling, general and administrative expenses were $879.0 million, or 34.6% of revenues, compared to $824.0 million, or 33.2% of revenues, last year. This year includes transaction, transformation and severance costs of $80.8 million and a benefit of $10.3 million related to the lease termination payment in connection with our corporate headquarters relocation. Last year includes severance, transformation and transaction costs of $18.6 million and a benefit of $20.7 million related to the aforementioned lease termination payment. Excluding these items, selling, general and administrative expenses were $808.5 million, or 31.8% of revenues, compared to $826.1 million, or 33.3% of revenues last year.

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Operating income was $71.5 million compared to $0.9 million last year. This year reflects the impact of transaction costs and non-cash impairment charges. Last year reflects the impact of excess inventory write-downs and the benefit related to the lease termination payment.

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Net loss was $78.8 million compared to $120.1 million last year. This year reflects the impact of transaction costs and non-cash impairment charges. Last year reflects the impact of excess inventory write-downs and the benefit related to the lease termination payment.

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Adjusted EBITDA increased $137.9 million to $250.7 million from $112.8 million last year. An explanation of the manner in which the Company uses Adjusted EBITDA and a reconciliation to comparable GAAP measures are included in Exhibit (3).

Balance Sheet highlights:

•	Cash and cash equivalents were $26.1 million compared to $25.7 million at the end of the fourth quarter last year.
•	Inventories decreased 5% to $369.1 million from $390.5 million at the end of the fourth quarter last year.
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Total debt, net of discount and deferred financing costs, was $1,681.9 million compared to $1,705.4 million at the end of the fourth quarter last year. Additionally, there were $126.2 million of outstanding borrowings under the ABL Facility, with excess availability of $94.6 million, at the end of the fourth quarter this year. As of the date of this release, there were outstanding borrowings of approximately $151 million under the ABL Facility, with excess availability of approximately $112 million.

Transaction Support Agreement Update

Today, the Company announced that it has entered into an amendment to the Transaction Support Agreement with the other parties thereto to eliminate the requirement that it commence the proposed Madewell IPO on or before March 2, 2020 and to extend the outside date to complete the transactions contemplated by the Transaction Support Agreement from March 18, 2020 to April 30, 2020. The Company continues to pursue strategic alternatives to maximize value, including the separation of J.Crew and Madewell into two independent companies and a potential IPO of the Madewell business in the future depending on market and other conditions, and the Company and such parties continue to engage in further discussions in that regard. For further information regarding the Transaction Support Agreement, the Company refers you to the publicly filed Form 8-Ks regarding that agreement.

Cost-Optimization Program

During the second quarter of fiscal 2019, the Company completed a comprehensive review of its J.Crew business and launched a multi-year cost-optimization program, which is expected to generate savings of approximately $50 million over the next three years with approximately $15 million realized in fiscal 2019.

Adoption of New Accounting Standard

During the first quarter of fiscal 2019, the Company adopted pronouncements that were issued with respect to the accounting for leases. The pronouncements require lessees to recognize right-of-use lease assets (“ROU assets”) and right-of-use lease liabilities (“ROU liabilities”) for leases with terms of more than one year. The ROU liabilities are measured as the present value of the lease obligations. The ROU assets reflect the amount of the ROU liabilities less lease-related deferred credits. Upon adoption of the new standard, the Company recorded a significant gross-up to the balance sheet, including ROU assets of $533.5 million and ROU liabilities of $624.6 million. The Company used the effective date method whereby initial application occurred on the date of adoption with comparative periods unchanged. For more information on the adoption of the pronouncement, see the Company’s Form 10-Q for the quarterly period ended November 2, 2019.

How the Company Assesses the Performance of its Business

In assessing the performance of its business, the Company considers a variety of performance and financial measures. A key measure used in its evaluation is comparable company sales, which includes (i) net sales from stores that have been open for at least 12 months, (ii) e-commerce net sales, and (iii) shipping and handling fees. Due to the 53rd week in fiscal 2017, when calculating comparable company sales for fiscal 2018, the Company realigned the weeks of fiscal 2017 to be consistent with the fiscal 2018 retail calendar.

Use of Non-GAAP Financial Measures

This announcement includes certain non-GAAP financial measures. An explanation of the manner in which the Company uses Adjusted EBITDA and an associated reconciliation to comparable GAAP measures is included in Exhibit (3).

About J.Crew Group, Inc.

J.Crew Group, Inc. is an internationally recognized omni-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of March 2, 2020, the Company operates 182 J.Crew retail stores, 140 Madewell stores, jcrew.com, jcrewfactory.com, madewell.com, and 170 factory stores. Certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events, and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the Company's announced agreement on the terms of a transaction, including risks that a new or amended transaction support agreement is entered into, the transaction may not be consummated on the terms set forth in the existing, amended or new transaction support agreement or in the time frame anticipated or at all, or, if the transaction is consummated, risks that the anticipated benefits of the transaction may not be achieved, the Company’s substantial indebtedness, its substantial lease obligations, its ability to anticipate and timely respond to changes in trends and consumer preferences, the strength of the global economy, competitive market conditions, its ability to attract and retain key personnel, its ability to successfully develop, launch and grow its newer concepts and execute on strategic initiatives, product offerings, sales channels and businesses, its ability to implement its growth strategy, material disruption to its information systems, compromises to its data security, its ability to maintain the value of its brands and protect its trademarks, its ability to implement its real estate strategy, changes in demographic patterns, adverse or unseasonable weather or other interruptions in its foreign sourcing, customer call, order fulfillment or distribution operations, increases in the demand for or prices of raw materials used to manufacture its products, trade restrictions or disruptions, the impact of potential global health emergencies such as COVID-19 (coronavirus), including potential negative impacts on the global economy, product demand, foreign sourcing and operations generally, the Company’s exploration of strategic alternatives to maximize the value of the Company and the risk that such exploration may not lead to a successful transaction and other factors which are set forth in the section entitled “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K and in all filings with the SEC made subsequent to the filing of the Form 10-K. Because of the factors described above and the inherent uncertainty of predicting future events, the Company cautions you against relying on forward-looking statements. The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except percentages)	Fourth Quarter Fiscal 2019	Fourth Quarter Fiscal 2018	Fiscal 2019	Fiscal 2018
Net sales:
J.Crew	$516,771	$527,936	$1,707,733	$1,779,547
Madewell	178,088	157,927	602,372	529,148
Other(1)	52,299	47,908	230,025	175,299
Total revenues	747,158	733,771	2,540,130	2,483,994
Cost of goods sold, including buying and occupancy costs	460,803	569,354	1,576,010	1,648,330
Gross profit	286,355	164,417	964,120	835,664
As a percent of revenues	38.3%	22.4%	38.0%	33.6%
Selling, general and administrative expenses	246,209	227,708	879,032	824,031
As a percent of revenues	33.0%	31.0%	34.6%	33.2%
Impairment losses	701	952	13,591	10,765
Operating income (loss)	39,445	(64,243)	71,497	868
As a percent of revenues	5.3%	(8.8)%	2.8%	—%
Interest expense, net	34,736	34,973	146,685	137,497
Income (loss) before income taxes	4,709	(99,216)	(75,188)	(136,629)
Provision (benefit) for income taxes	3,200	(24,852)	3,612	(16,550)
Net income (loss)	$1,509	$(74,364)	$(78,800)	$(120,079)

(1)	Includes amounts related to the Madewell Business of $29,306, $23,127, $125,692 and $84,518, respectively.

Exhibit (2)

J.Crew Group, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)	February 1, 2020	February 2, 2019
Assets
Current assets:
Cash and cash equivalents	$26,059	$25,738
Restricted cash	—	13,747
Accounts receivable, net	33,849	40,342
Inventories	369,100	390,470
Prepaid expenses and other current assets	59,293	84,942
Refundable income taxes	8,785	7,331
Total current assets	497,086	562,570
Property and equipment, net	225,339	243,620
Right-of-use lease assets	469,003	—
Intangible assets, net	296,264	301,397
Goodwill	107,900	107,900
Other assets	3,701	6,164
Total assets	$1,599,293	$1,221,651

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$207,812	$259,705
Other current liabilities	256,729	244,864
Borrowings under the ABL Facility	126,200	70,800
Current portion of right-of-use lease liabilities	115,968	—
Due to Parent	45,815	37,462
Interest payable	19,914	23,866
Current portion of long-term debt	21,600	32,070
Total current liabilities	794,038	668,767
Long-term debt, net	1,660,297	1,673,282
Long-term right-of-use lease liabilities	446,520	—
Lease-related deferred credits, net	—	105,877
Deferred income taxes, net	24,868	16,872
Other liabilities	23,987	29,096
Stockholders’ deficit	(1,350,417)	(1,272,243)
Total liabilities and stockholders’ deficit	$1,599,293	$1,221,651

Exhibit (3)

J.Crew Group, Inc.

Reconciliation of Adjusted EBITDA

Non-GAAP Financial Measure

(unaudited)

The following table reconciles net income (loss) reflected on the Company’s condensed consolidated statements of operations to: (i) Adjusted EBITDA (a non-GAAP measure), (ii) cash flows from operating activities (measured in accordance with GAAP) and (iii) cash, cash equivalents and restricted cash as reflected on the condensed consolidated balance sheet (measured in accordance with GAAP).

(in millions)	Fourth Quarter Fiscal 2019	Fourth Quarter Fiscal 2018	Fiscal 2019	Fiscal 2018

Net income (loss)	$1.5	$(74.4)	$(78.8)	$(120.1)
Provision (benefit) for income taxes	3.2	(24.9)	3.6	(16.6)
Interest expense	34.7	35.0	146.7	137.5
Depreciation and amortization (including intangible assets)	19.4	22.5	82.7	95.3
EBITDA (loss)	58.8	(41.8)	154.2	96.1
Transaction costs	13.6	1.1	67.4	0.7
Impairment losses	0.7	1.0	13.6	10.8
Monitoring fees	2.7	2.4	10.2	10.0
Transformation costs	4.4	1.6	7.6	7.1
Charges related to workforce reductions	0.1	8.1	5.8	10.8
Discontinued brands and exit costs	2.6	3.7	2.7	3.7
Share-based compensation	—	0.1	0.1	0.2
Amortization of lease commitments	(0.1)	(1.5)	(0.6)	(5.9)
Lease termination payment	(1.0)	(6.6)	(10.3)	(20.7)
Adjusted EBITDA (loss)(1)	81.8	(31.9)	250.7	112.8
Taxes paid	(0.6)	(0.1)	(1.4)	(1.1)
Interest paid	(22.0)	(21.0)	(143.1)	(128.0)
Changes in working capital	47.5	159.4	(79.0)	(53.0)
Cash flows from operating activities	106.7	106.4	27.2	(69.3)
Cash flows from investing activities	(12.4)	(17.2)	(64.9)	(52.7)
Cash flows from financing activities	(97.1)	(81.6)	24.4	55.1
Effect of changes in foreign exchange rates on cash, cash equivalents and restricted cash	(0.1)	—	(0.1)	(0.7)
Increase (decrease) in cash, cash equivalents and restricted cash	(2.9)	7.6	(13.4)	(67.6)
Cash, cash equivalents and restricted cash, beginning	29.0	31.9	39.5	107.1
Cash, cash equivalents and restricted cash, ending	$26.1	$39.5	$26.1	$39.5

(1)	Adjusted EBITDA of the Madewell Business, on a carve-out basis, represents approximately 19% and 18% of total revenues of Madewell in fiscal 2019 and fiscal 2018, respectively.

The Company presents Adjusted EBITDA, a non-GAAP financial measure, because it uses such measure to: (i) monitor the performance of its business, (ii) evaluate its liquidity, and (iii) determine levels of incentive compensation. The Company believes the presentation of this measure will enhance the ability of its investors to analyze trends in its business, evaluate its performance relative to other companies in the industry, and evaluate its ability to service debt.

Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles, and therefore, differences may exist in the manner in which other companies calculate this measure. Adjusted EBITDA should not be considered an alternative to (i) net income, as a measure of operating performance, or (ii) cash flows, as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for, analysis of the Company’s results as measured in accordance with GAAP.